GT.COM Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. February 12, 2026 Board of Directors and Stockholders Utz Brands, Inc. 900 High Street Hanover, PA 17331 Dear Board of Directors and Stockholders: We are providing this letter solely for inclusion as an exhibit to Utz Brands, Inc. (the “Company”) Form 10-K filing pursuant to Item 601 of Regulation S-K. We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2025, as set forth in our report dated February 12, 2026. As stated in Note 1 to those financial statements, the Company changed its accounting for inventory costs specifically reclassifying costs associated with operating its inter-location logistics, Direct Store Delivery distribution centers, and outbound shipping and handling activities from Selling expense to Cost of Goods Sold. Note 1 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances to better reflect the total cost associated with fulfilling revenue transactions, align with how it internally manages its business, including productivity programs, and improve comparability with industry peers. With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances. Sincerely, /s/ GRANT THORNTON LLP Philadelphia, Pennsylvania GRANT THORNTON LLP Two Commerce Square 2001 Market St., Suite 800 Philadelphia, PA 19103 D +1 215 561 4200 F +1 215 561 1066